Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Robert A. Virtue, President Douglas A. Virtue, Executive Vice President Robert E. Dose, Chief Financial Officer Virco Mfg. Corporation (310) 533-0474
Virco Announces Fourth Quarter Results
Torrance, California — April 3, 2007 — Robert A. Virtue, President and CEO of Virco Mfg. Corporation, released results for the 4th quarter and year ended January 31, 2007, in the following letter to shareholders:
This year’s 4th quarter capped a significant turnaround for Virco. In the seasonally light three months ended January 31, 2007, shipments of $36.3 million generated a net loss of $2.9 million, a $4.9 million improvement compared to the 4th quarter of 2005. For the full twelve months, shipments of $223 million generated net income of $7.5 million, a $17.1 million improvement compared to a loss of $9.6 million in fiscal 2005. Here are the numbers:

	Three Months Ended		Twelve Months Ended
	1/31/2007	1/31/2006	1/31/2007	1/31/2006
	(in thousands except per share data)
Sales	$36,319	$34,806	$223,107	$214,450
Cost of sales	24,676	26,136	144,495	149,785

Gross margin	11,643	8,670	78,612	64,665
Selling, general, administrative & interest	14,290	16,452	70,621	74,348

Income (loss) before taxes	(2,647)	(7,782)	7,991	(9,683)
Income tax expense	206	—	446	(109)

Net income (loss)	$(2,853)	$(7,782)	$7,545	$(9,574)

Net income (loss) per share — basic (a)	$(0.20)	$(0.59)	$0.56	$(0.73)
Net income (loss) per share — diluted (a)	(0.20)	(0.59)	0.55	(0.73)

Weighted average shares outstanding - basic	14,362	13,137	13,590	13,114
Weighted average shares outstanding - diluted	14,362	13,137	13,611	13,114
(a) Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

	1/31/2007	1/31/2006
	(in thousands)
Current assets	$60,033	$52,246
Non-current assets	56,245	62,474
Current liabilities	37,038	36,758
Non-current liabilities	30,361	38,862
Stockholders’ equity	48,879	39,100

For the quarter and the year several measures of performance showed meaningful improvement. For the year, gross margin increased from 30.2% of sales to 35.2%; SG&A decreased from 34.7% of sales to 31.7%. Shareholder equity increased from $39M to $49M.
Our biggest challenge was the rate of revenue growth. For the quarter, revenue increased 4.3% from $34.8 million to $36.3 million. For the year, revenue increased 4.0% from $214 million to $223 million. Although last year’s double-digit price increase had a favorable impact on earnings, it also resulted in a loss of unit volume to lower-priced competitors. The lost units were mostly commodity-type products characterized by low margins and moderate to high seasonal service costs. On the other hand we appear to have gained share at the upper end of the market, where innovative products and services such as ZUMA® and PlanSCAPE® continue to set the standard.
As our vertically integrated Equipment for Educators™ market development strategy continues to mature, we have two simple goals: 1) maximize the leverage of our factories with increased unit volume throughput; and 2) provide our customers with a full range of appropriately priced services so they can choose the channel and method of delivery that best suits their needs. In both cases, we continue to emphasize an internal, organic model of product and service development because we believe it offers the lowest risk, best return on invested capital.
Our turnaround in 2006 was significant and we do not expect earnings to improve by a similar amount in 2007. Instead, we hope to achieve incremental growth in revenue and gross margin, with proportionate reductions in SG&A as a percent of sales. We also hope to further strengthen our balance sheet.
In this year’s Annual Report to Shareholders we will provide a more complete discussion of our business model and our strategy. As our long-term strategy continues to unfold, we look forward to further justifying the support of our shareholders, customers, employees and financial partners, for which we are, as always, thankful.
This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: new business strategies; the cost and availability of steel and other raw materials; market demand and acceptance of new product; pricing; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions; the cost and availability of raw materials and fuel; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; and the response of competitors to our price increases. See our Annual Report on Form-10K for year ended January 31, 2006, and other materials we file with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates
End of filing